Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)
DallasNews Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$80,287,350(1)(2)	0.00015310	$12,292(3)

Fees Previously Paid	—		—

Total Transaction Valuation	$80,287,350

Total Fees Due for Filing			$12,292

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$12,292

(1)
In accordance with Rule
0-11
of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of August 1, 2025, the maximum number of securities of DallasNews Corporation (the “Company”) to which this transaction applies was estimated to be 5,352,490, consisting of 4,739,025 issued and outstanding shares of the Company’s Series A common stock, par value $0.01 per share, and 613,465 issued and outstanding shares of the Company’s Series B common stock, par value $0.01 per share (collectively, the “Common Stock”), entitled to receive the per share merger consideration of $15.00.

(2)
In accordance with Rule
0-11
of the Exchange Act and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of August 1, 2025, based on the product of 5,352,490 shares of Common Stock outstanding and the per share merger consideration of $15.00.

(3)
In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule
0-11,
the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction as calculated in note (2) above by 0.00015310.